FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2013 SECOND QUARTER RESULTS

New York, New York, August 7, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2013.

Second Quarter 2013 Compared to Second Quarter 2012:

•	Net sales of ongoing brands (excluding Burberry brand sales) increased 17% to $96.8 million from $82.7 million;
•	Net sales including Burberry brand sales were down 19.3% to $117.5 million, compared to $145.6 million; at comparable foreign currency exchange rates, net sales declined 20.6%;
•	European-based operations generated sales of ongoing brands of $72.0 million, up 15.0% from $62.8 million; including Burberry brand sales, European-based sales were down 26.2%;
•	Sales by U.S.-based operations were $24.8 million, up 24.4% from $20.0 million;
•	Gross margin was 54.1% of net sales compared to 60.8%;
•	S, G & A expense as a percentage of net sales was 47.4% compared to 52.1%;
•	Operating margin was 6.7% of net sales compared to 8.7% of net sales;
•	Net income attributable to Inter Parfums, Inc. was $3.8 million compared to $6.0 million; and,
•	Basic and diluted earnings per share attributable to Inter Parfums, Inc. were $0.12 compared to $0.20.

Commenting on European-based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, “Our ongoing prestige brands generated impressive comparable quarter sales growth of 15%. With the 2013 launch of Flash, our second fragrance by Jimmy Choo, and continued sales of the brand’s signature scent, Jimmy Choo brand sales rose 43%. Driven by the continued strong demand for its Legend fragrances, Montblanc sales increased 20% compared to the second quarter of 2012. Lanvin sales were up 14% reflecting the continued popularity of Eclat d’Arpege and the recent launch of Lanvin Me, coupled with the steady performance of the Jeanne Lanvin line. In the second half, new product launches and rollouts are in the works for the Repetto signature scent and Place Vendôme by Boucheron.”

Regarding U.S.-based operations, Mr. Madar noted, “Sales benefited from strong consumer demand and expanded retail distribution for Anna Sui fragrances, and we expect this brand to gain further momentum following the launch of La Vie de Boheme during the third quarter. Additionally, in April 2013, our U.S.-based operations took over the manufacture and distribution of legacy Alfred Dunhill fragrances, which provided an incremental contribution to second quarter 2013 growth for our U.S. business. In the second half, we have several new products coming to market for Banana Republic and Gap, and an entirely new fragrance family launching for bebe.”

Mr. Madar continued, “The remaining Burberry inventory generated $20.7 million in second quarter sales and officially concluded this chapter in our Company’s story. We move forward confident in our ability to grow our business through the introduction of new fragrances for our core brands by broadening our distribution channels and by adding new names to our brand portfolio. On the last point, we recently signed agreements with Shanghai Tang, China’s premiere luxury fashion label, and Agent Provocateur, a London-based purveyor of edgy, upscale lingerie. They are two unique brands upon which we plan to build successful fragrance enterprises that capture the aura of each. In addition to adding new brands through licensing or similar arrangements, we are also on the lookout for suitable acquisitions.”

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August 7, 2013

Russell Greenberg, Executive Vice President & Chief Financial Officer noted, “The sale of remaining Burberry inventory at essentially no margin depressed our consolidated gross margin for the second quarter, which was partially offset by lower selling, general and administrative expenses related to the brand.”

Mr. Greenberg also pointed out, “There was a $2.1 million favorable swing in ‘other income’ reflecting a gain on foreign currency versus a loss in last year’s second quarter plus a significant increase in interest income in the current period. Also of note, the effective income tax rate in the current second quarter was 50% as compared to 35% for the corresponding period of the prior year. In 2013, we incurred a new tax levied by the French Government equal to 3% on any dividend paid by a French company to its shareholders.”

Mr. Greenberg continued, “Cash flows from operating activities was a use of $20.6 million in the second quarter due predominantly to the payment of taxes in April, as previously disclosed, at a rate of approximately 36% on the $198.8 million gain on the termination of our agreement with Burberry recognized in December 2012. Even with this cash usage, our balance sheet remains extremely strong with $400 million in working capital, including approximately $262 million in cash, cash equivalents and short-term investments, and no long-term debt as of the end of the second quarter.”

Affirms 2013 Guidance

Mr. Greenberg concluded, “Last month we raised our sales guidance to approximately $525 million resulting in net income attributable to Inter Parfums, Inc. of approximately $1.14 per diluted share. Obviously, our earnings guidance implies a breakeven second half as we are investing heavily in promotion and advertising to bolster support for the Repetto and Boucheron launches, and the continued worldwide development of the Lanvin, Jimmy Choo and Montblanc brands. Our investments in these brands are expected to yield accelerated sales growth for Inter Parfums, Inc. in the coming years.” Guidance assumes the dollar remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.12 per share will be paid on October 14, 2013 to shareholders of record on September 30, 2013.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Thursday, August 8, 2013. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson and Nine West. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

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August 7, 2013

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
August 7, 2013

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$117,485	$145,555	$331,296	$310,923

Cost of sales	53,878	57,099	133,045	116,389

Gross margin	63,607	88,456	198,251	194,534

Selling, general and administrative expenses	55,708	75,828	123,376	150,152

Income from operations	7,899	12,628	74,875	44,382

Other expenses (income):
Interest expense	416	442	874	805
(Gain) loss on foreign currency	(461)	931	982	1,178
Interest income	(1,064)	(311)	(2,254)	(835)

	(1,109)	1,062	(398)	1,148

Income before income taxes	9,008	11,566	75,273	43,234

Income taxes	4,487	4,085	27,810	15,499

Net income	4,521	7,481	47,463	27,735

Less: Net income attributable to the noncontrolling interest	706	1,473	11,952	6,230

Net income attributable to Inter Parfums, Inc.	$3,815	$6,008	$35,511	$21,505

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.12	$0.20	$1.16	$0.70
Diluted	$0.12	$0.20	$1.14	$0.70

Weighted average number of shares outstanding:
Basic	30,748	30,563	30,717	30,557
Diluted	30,953	30,688	30,900	30,687

Dividends declared per share	$0.12	$0.08	$0.24	$0.16

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August 7, 2013

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS

	June 30, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$142,117	$307,335
Short-term investments	119,682	--
Accounts receivable, net	124,098	149,340
Inventories	112,641	142,614
Receivables, other	1,818	2,534
Other current assets	5,018	5,897
Income tax receivable	590	1,968
Deferred tax assets	7,167	13,132

Total current assets	513,131	622,820

Equipment and leasehold improvements, net	9,336	12,289

Goodwill	947	954

Trademarks, licenses and other intangible assets, net	110,344	113,041

Other assets	11,062	10,816

Total assets	$644,820	$759,920

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$394	$27,776
Accounts payable, trade	58,911	73,113
Accrued expenses	43,261	68,768
Income taxes payable	7,161	84,030
Dividends payable	3,695	2,453

Total current liabilities	113,422	256,140

Deferred tax liability	3,424	3,799

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,787,894 and 30,680,634 shares at June 30, 2013 and December 31, 2012, respectively	31	31
Additional paid-in capital	56,122	54,679
Retained earnings	377,887	349,672
Accumulated other comprehensive income	8,377	12,498
Treasury stock, at cost, 9,976,524 common shares at June 30, 2013 and December 31, 2012	(35,404)	(35,404)

Total Inter Parfums, Inc. shareholders’ equity	407,013	381,476

Noncontrolling interest	120,961	118,505

Total equity	527,974	499,981

Total liabilities and equity	$644,820	$759,920